Filed Pursuant to Rule 433

Registration No. 333-261901-20

Free Writing Prospectus dated October 9, 2024

Santander Drive Auto Receivables Trust 2024-5

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.

Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated October 9, 2024 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the following classes of notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Moody’s Investors Service, Inc.
Class A-2 Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class B Notes	AAsf	Aaa (sf)
Class C Notes	Asf	Aa2 (sf)
Class D Notes	BBBsf	Baa2 (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receives at least the ratings listed above.

Underwriters

Wells Fargo Securities	Citigroup	Mizuho	Santander

Solely with respect to the Class A notes:

AmeriVet Securities		Cabrera Capital Markets LLC

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-645-3751 Ext. 5.